Exhibit 10.1

CHANGE IN TERMS AGREEMENT

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials
$3,000,000.00	07-01-2016	07-01-2019	260024914			AJJ
References in the boxes above are for Lender’s use only and do not limit the applicability of this document to any particular loan or item.
Any item above containing “ * * * “ has been omitted due to text length limitations

Borrower:	Premier Financial Bancorp, Inc. (TIN: 61-1206757) 2883 5th Avenue Huntington, WV 25702	Lender:	FIRST GUARANTY BANK First Guaranty Square Banking Center 400 East Thomas Street P.O. Box 2009 Hammond, LA 70401-2009 (985) 345-7685

Principal Amount: $3,000,000.00	Date of Agreement: July 19, 2016

DESCRIPTION OF EXISTING INDEBTEDNESS. PROMISSORY NOTE #260024914 DATED JUNE 30, 2012 IN THE ORIGINAL PRINCIPAL AMOUNT OF $2,000,000.00 MODIFIED WITH AN INCREASE TO $3,000,000.00 ON APRIL 24,2013 WITH A CURRENT PRINCIPAL BALANCE OF $0.00.

DESCRIPTION OF COLLATERAL:  2500 SHARES OF PREMIER BANK, INC. STOCK, #2

DESCRIPTION OF CHANGE IN TERMS. EFFECTIVE AS OF THE DATE OF THIS AGREEMENT:
-THE MATURITY DATE WILL EXTEND THREE YEARS TO JUNE 30, 2019.
SEE "PAYMENT" PARAGRAPH BELOW. ALL OTHER TERMS AND CONDITIONS REMAIN THE SAME.

COLLECT:
$60,000.00  ORIGINATION FEE
$    250.00  DOCUMENTATION FEE
$60,250.00

PAYMENT. Borrower will pay this loan in one payment of all outstanding principal plus all accrued unpaid interest on July 1, 2019. In addition, Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning August 1, 2016, with all subsequent interest payments to be due on the same day of each month after that until this Agreement is paid in full.

INTEREST CALCULATION METHOD. Interest on this loan is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.  All interest payable under this loan is computed using this method.  This calculation method results in a higher effective interest rate than the numeric interest rate stated in the loan documents.

CONTINUING VALIDITY.  Except as expressly changed by this Agreement, the terms of the original obligation or obligations, including all agreements evidenced or securing the obligation(s), remain unchanged and in full force and effect.  Consent by Lender to this Agreement does not waive Lender's right to strict performance of the obligation(s) as changed, nor obligate Lender to make any future change in terms.  Nothing in this Agreement will constitute a satisfaction of the obligation(s).  It is the intention of Lender to retain as liable parties all makers and endorsers of the original obligation(s), including accommodation parties, unless a party is expressly released by Lender in writing. Any maker or endorser, including accommodation makers, will not be released by virtue of this Agreement.  If any person who signed the original obligation does not sign this Agreement below, then all persons signing below acknowledge that this Agreement is given conditionally, based on the representation to Lender that the non-signing party consents to the changes and provisions of this Agreement or otherwise will not be released by it. This waiver applies not only to any initial extension, modification or release, but also to all such subsequent actions.

PRIOR TO SIGNING THIS AGREEMENT, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS AGREEMENT.
BORROWER:

PREMIER FINANCIAL BANCORP, INC.

By:  /s/ Robert W. Walker
ROBERT W. WALKER, President & CEO of
PREMIER FINANCIAL BANCORP, INC.

LENDER:

FIRST GUARANTY BANK

By:  /s/ Adam J. Johnston
Adam J. Johnston, Loan Officer